EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 1, 2011, by and among MDMD Ventures, LLC, a California limited liability company (“Holding Company”); RadioLoyalty, Inc., a California corporation and a wholly-owned subsidiary of the Holding Company (“Purchaser”); Lenco Mobile Inc., a Delaware corporation (“Lenco Mobile”); Lenco Media Inc., a Nevada corporation and wholly-owned subsidiary of Lenco Mobile (“Lenco Media”); and Lenco Multimedia Inc., a Nevada corporation and wholly-owned subsidiary of Lenco Media (“Lenco Multimedia” and together with Lenco Mobile and Lenco Media, the “Sellers”). Each party is sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Sellers own certain assets and have certain liabilities associated with a mobile and internet advertising for terrestrial radio and “pure-play” internet broadcasters business (the “Business”).

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain defined assets used or held for use by Sellers in the conduct of the Business, all as more fully set forth in this Agreement.

WHEREAS, the Sellers desire to assign to Purchaser, and Purchaser desires to assume, certain of the liabilities and obligations of Sellers, all as more fully set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and intending to be legally bound, the Parties agree as follows:

1.   Sale and Acquisition of Assets; Assumption of Liabilities; Purchase Price.

1.1   Sale and Acquisition of Assets. Subject to the terms and conditions of this Agreement, Sellers hereby grant, sell, assign, transfer and deliver to Purchaser, and Purchaser hereby purchases and acquires from Sellers, all right, title and interest of Sellers in, to those assets set forth on Schedule 1.1 attached hereto, which are necessary to manage and operate the business of the Purchaser (the “Purchased Assets”). Notwithstanding the itemization of the assets set out in Schedule 1.1 the following assets are not intended to be sold under this Agreement: the http://www.build.mobi technology and URL, and any URLs that contain “lencomobile” or “mmscglobal”.  The parties hereto agree that the http://www.build.mobi technology and URL, and any URLs that contain “lencomobile” or “mmscglobal” shall remain assets of Lenco Mobile. The http://www.build.mobi and mmscglobal software, source code, and URL’s which have been developed and or paid for by Seller shall remain an asset of Seller who hereby agrees to make such existing software and source code available to Purchaser as a non-exclusive license on terms and conditions to be agreed between the Parties hereto.

1.2   Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to assume, pay, discharge and perform, as appropriate, those liabilities and obligations set forth on Schedule 1.1 attached hereto (the “Assumed Liabilities”).

1.3   Purchase Price. The consideration being  paid by Purchaser for the sale and acquisition of the Purchased Assets and the other transactions contemplated by this Agreement shall be in the form of an earn out based upon the performance of the Business for the 3-year period November 1, 2011 to November 1, 2014 (the "Earn Out Period"):

(a)   The earn out consideration shall be 3.5% of the revenue billed on a service period/GAAP accrual accounting basis during the Earn Out Period (the "Earn Out Consideration").

(b)   Purchaser shall make payment of the Earn Out Consideration to Seller within 30 days of the close of the month in which Purchaser actually receives payment for revenue billed.

(c)   By way of explanation:

(1)   Purchaser shall not be required to make any payment of the Earn Out Consideration for uncollected amounts billed during the Earn Out Period.

(2)   Purchaser shall make payments of the Earn Out Consideration received with regard to amounts billed during the Earn Out Period, even if the actual payments are received after expiration of the Earn Out Period (e.g., if Purchaser bills for services rendered in September 2014, but the billed amount is not collected until December 2014, Purchaser shall pay to Seller 3.5% of all amounts collected.

(d)   Purchaser's obligation to pay the Earn Out Consideration shall expire on the earlier of: (i) Purchaser ceases to receive any cash receipts based on the above revenue timing requirements, or (ii) immediately, once the aggregate Earn Out Consideration paid to Seller equals $2.5 million.

1.4   Determination of Earn Out Consideration.  For each month during the Earn Out Period, Purchaser shall prepare for Seller a report containing (a) the amount of revenue billed on a service period/GAAP accrual accounting basis, and (b) the Earn Out Consideration actually received by the Purchaser and payable to Seller during such month.

(a)   If Seller does not agree that the determination by Purchaser for any period does not correctly state the Earn Out Consideration payable to Seller, Seller shall give written notice of its disagreement (in reasonable detail describing the nature of the disagreement) and Seller and Purchaser shall attempt to reconcile their differences.

(b)   If Seller and Purchaser are unable to reconcile their differences in writing within 30 days after delivery of the written notice, Seller and an independent certified public accounting firm appointed by Seller may review the applicable books and records of Purchaser.  Purchaser shall permit such review of the applicable books and records upon reasonable notice.  All costs and expenses in connection with or arising from such review by Seller and its accounting firm shall be paid by Seller.  Seller shall be able to perform such a review no more than 1 time per year.

(c)   Seller and Purchaser shall attempt to resolve any dispute between the parties concerning the Earn Out Consideration for 30 days.  If they are unable to resolve the dispute, the dispute shall be resolved in accordance with Section 8.

1.5   Instruments of Conveyance and Transfer, Etc.  At the Closing, the Seller shall execute and deliver to Buyer a commercially reasonable bill of sale and such other assignments, deeds and endorsements as shall be appropriate, desirable or necessary to assign, convey, sell and transfer good and marketable title to the Purchased Assets to Buyer, free and clear of all liens and encumbrances.

1.6   Further Assurances. The Seller, at any time and from time to time after the Closing, upon the reasonable request of Purchaser, shall acknowledge, deliver, do and execute and cause to be acknowledged, delivered, done and executed, all such further acts, assignments, conveyances, deeds, documents, instruments, powers of attorney, transfers and other assurances as may be required to assign, convey, sell and transfer the Purchased Assets, , to Buyer pursuant to the terms contained in this Agreement.

2.   Closing; Condition Precedent; Closing Deliveries.

2.1   Closing. The closing of the transactions contemplated by this Agreement shall occur contemporaneously with the signing of this Agreement (the “Closing”).

2.2   Conditions Precedent. Notwithstanding anything to the contrary in this Agreement, no Party to this Agreement shall have any obligation to perform its obligations pursuant to this Agreement unless and until (i) each of the Jetcast Founders have delivered general releases to Lenco Mobile in the form attached as Exhibit A duly executed by the respective Jetcast Founder.

2.3   Purchaser Deliveries. Concurrently with the signing and delivery of this Agreement, Purchaser shall deliver:

(a)   to Lenco Mobile, (i) an assignment and assumption agreement in the form of Exhibit B (the “Lenco Mobile Assignment and Assumption Agreement”) duly executed by Purchaser, (ii) a certificate of secretary of Purchaser certifying as to the accuracy of the bylaws and resolutions of Purchaser approving the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and (iii) a certificate of secretary of Holding Company certifying as to the accuracy of resolutions of Holding Company approving the execution and delivery of this Agreement and the performance of the transactions contemplated hereby;

(b)   to Lenco Media, an assignment and assumption agreement in the form of Exhibit C (the “Lenco Media Assignment and Assumption Agreement”) duly executed by Purchaser; and

(c)   to Lenco Multimedia, an assignment and assumption agreement in the form of Exhibit D (the “Lenco Multimedia Assignment and Assumption Agreement”) duly executed by Purchaser.

(d)   A commercially reasonable bill of sale conveying good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances.

(e)   Purchaser shall make available to Lenco Mobile a non-exclusive license to the existing software and source code for the Admaximizer technology on an as is basis on terms and conditions to be agreed between the Parties hereto, http://www.admaximizer.com url is to be owned by Purchaser.

2.4   Sellers Deliveries. Concurrently with the signing and delivery of this Agreement, Sellers shall deliver to Purchaser:

(a)   the Lenco Mobile Assignment and Assumption Agreement duly executed by Lenco Mobile;

(b)   the Lenco Media Assignment and Assumption Agreement duly executed by Lenco Media;

(c)   the Lenco Multimedia Assignment and Assumption Agreement duly executed by Lenco Multimedia;

(d)   consents or waivers of third parties with respect to the assignment of those agreements that are set forth on Schedule 2.4(d);

(e)   (i) good standing certificates issued within five business days post the date of this Agreement by the respective secretaries of state of the states of incorporation of Lenco Mobile, Lenco Media and Lenco Multimedia, (ii) a certificate of secretary of Lenco Mobile certifying as to the accuracy of the bylaws and resolutions of Lenco Mobile approving the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, (iii) a certificate of secretary of Lenco Media certifying as to the accuracy of the bylaws and resolutions of Lenco Media approving the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and (iv) a certificate of secretary of Lenco Multimedia certifying as to the accuracy of the bylaws and resolutions of Lenco Multimedia approving the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

3.   Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Lenco and each of the Sellers as follows:

3.1   Organization and Standing. Purchaser is a corporation duly organized and validly existing under the laws of California and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein.

3.2   Authority. The execution and delivery of this Agreement and the approval of the transactions contemplated therein  have been duly authorized (i) by the board of director of Purchaser and (ii) by Holding Company as the sole stockholder of Purchaser. No further corporate authority is necessary on the part of Purchaser for such execution and delivery.

3.3   Power to Contract. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s certificate of incorporation or bylaws, as amended, or any agreement or instrument to which Purchaser is now a party, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Purchaser, or in any way impair the rights granted or agreed to be granted to Purchaser hereunder.

3.4   Litigation. There is no suit, action, or legal, administrative, arbitration or other proceeding or investigation, pending or to the knowledge of Purchaser threatened which affects its ability to perform its obligations hereunder or which materially adversely affects its business and affairs.

4.   Representations and Warranties of Lenco Mobile, Lenco Media and Lenco Multimedia. Each of Lenco Mobile, Lenco Media and Lenco Multimedia hereby represent and warrant to Purchaser as follows:

4.1   Organization and Standing. Lenco Mobile is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Lenco Media is a corporation duly organized and validly existing under the laws of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Lenco Multimedia is a corporation duly organized and validly existing under the laws of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein.

4.2   Authority. The execution and delivery of this Agreement and the approval of the transactions contemplated therein have been duly authorized (i) by the boards of directors of each of Lenco Mobile, Lenco Media and Lenco Multimedia and (ii) by Lenco Mobile as the stole stockholder of each of Lenco Media and Lenco Multimedia. No further corporate authority is necessary on the part of Lenco Mobile, Lenco Media or Lenco Multimedia for such execution and delivery.

4.3   Power to Contract. Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction herein contemplated, nor compliance with the terms hereof will conflict with or result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Lenco Mobile, Lenco Media or Lenco Multimedia is now a party, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Lenco Mobile, Lenco Media or Lenco Multimedia, or in any way impair the rights granted or agreed to be granted to Purchaser.

4.4   Title to Assets. The Sellers have and are conveying good and marketable title to the Purchased Assets, free and clear of all Liens (as defined below) other than Permitted Liens (as defined below). Sellers own, lease or license all of the Purchased Assets and no other person has any rights with respect to the Purchased Assets. “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or encumbrance of any kind in respect of such property or asset. “Permitted Liens” means (a) Liens for taxes not yet due and payable, (b) statutory Liens arising in the ordinary course of business by operation of law which relate to a liability that is not yet due or delinquent, (c) any Lien created by operation of law, (d) Liens upon or in any equipment incurred solely for the purpose of financing the lease or acquisition of such equipment, (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (f) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of such parcel by Sellers, (ii) have more than an immaterial effect on the value thereof or their use or (iii) would impair the ability of such parcel to be sold for their present use.

4.5   Litigation. There is no suit, action, or legal, administrative, arbitration or other proceeding or investigation, pending or to the knowledge of Lenco Mobile, Lenco Media or Lenco Multimedia threatened which affects their ability to perform its obligations hereunder or which materially adversely affects its business and affairs.

5.   Covenants of the Parties.

5.1   Working Capital. Holding Company represents to Lenco Mobile and Sellers that immediately prior to the Closing of the transaction contemplated by this Agreement, Holding Company has unrestricted cash equivalent of $100,000 and that Holding Company will retain the  unrestricted cash equivalent for contribution to Purchaser. At the Closing, Holding Company will make available $100,000 of cash or cash equivilent to Purchaser.

5.2   Accounts Payable. Purchaser is responsible for payment of all accounts payable listed among or related to any of the Assumed Liabilities set forth on Schedule 1.1 following the Closing. The Parties shall be responsible for payment of accounts payable that are related to the Business but are not listed among or related to any of the Assumed Liabilities set forth on Schedule 1.1 as follows:

(a)   Sellers are responsible for consulting payments to persons working out of 345 Chapala Street from October 1, 2011 to November 30, 2011 of $16,440.50;

(b)   Purchaser is responsible for payment of any and all accounts payable related to the Business arising out of goods or services provided on and after November 1, 2011 whether or not listed among or related to any of the Assumed Liabilities set forth on Schedule 1.1.

5.3   Transition Services and Accounting Function. Lenco Mobile will provide certain transition and accounting services to Purchaser from the date of this Agreement through December 31, 2011 (the “Transition Services”). The Transition Services shall include (i) management of Purchaser’s accounting functions, (ii) delivery of aging, cash receipts and checks/wires reports on each business day (except on days when Tom Banks and/or Lia Cut are traveling), and (iii) providing access to Lenco Mobile’s chief financial officer, Tom Banks, to answer questions regarding the Purchaser’s accounting function. The Transition Services will be provided by Tom Banks and Lia Cut or, if either person should become unavailable, other persons designated by Lenco Mobile’s chief executive officer or chief financial officer.

5.4   Potential Contingent Liabilities. Sellers have disputed certain liabilities which include the following:

(a)   Global Crossing Ltd. (which was acquired by Level 3 in October 2011) - The disputed amount is between $250,000 to $300,000.

(b)   Noble Systems/Amcat – The disputed amount is between $80,000 and $100,000.

(c)   Lightstorm Global Pty Ltd – The amount of potential liability is currently inestimable.

If any of the above entities or assignees thereof attempts to collect any of amount in dispute, parties hereto shall cooperate and use their commercially reasonable efforts to minimize such amounts owed potential contingent liabilities and share (50/50) in any and all expenses related to the defense of and/or the settlement of such potential contingent liabilities., Parties hereto shall not be responsible for any settlement payments to any of the above parties without the other party’s’s prior written consent.

5.5   Third Party Consents Not Yet Obtained. If Sellers shall not have obtained, prior to the Closing, any of the consents contemplated by Section 2.4(d), then Sellers covenant that from and after the Closing, Sellers will use their reasonable commercial efforts to obtain such consents which have not been so obtained prior to the Closing. Holding Company and Purchaser agree to cooperate in obtaining any such consents and in any reasonable arrangement designed to provide for Purchaser the benefits and obligations under any such contracts, agreements and other assets including enforcement at the cost and for the account of Purchaser of any and all rights of the respective Seller against all other parties thereto and including the performance of Purchaser of all obligations thereunder at the cost and for the account of Purchaser.

6.   Indemnification.

6.1   Indemnification Obligations of Lenco Mobile, Lenco Media and Lenco Multimedia. Lenco Mobile, Lenco Media and Lenco Multimedia (the “Lenco Indemnifying Parties”) hereby agree to indemnify, defend and hold harmless Holding Company and Purchaser and their respective affiliates, each of their respective officers, directors, employees, stockholders, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with any of the following:

(a)   any liability of Lenco Mobile, Lenco Media and Lenco Multimedia of any nature whatsoever except the Assumed Liabilities;

(b)   the breach or inaccuracy of any representation or warranty made by Lenco Mobile, Lenco Media or Lenco Multimedia in this Agreement or the Lenco Mobile Assignment and Assumption Agreement, Lenco Media Assignment and Assumption Agreement, Lenco Multimedia Assignment and Assumption Agreement and the secretary’s certificates delivered in accordance with Sections 2.3(a) and 2.4(e) of this Agreement (collectively, the “Transaction Documents”);

(c)   any claim made by the Jetcast Founders against the Purchaser Indemnified Parties arising out of that certain merger agreement dated as of September 17, 2010 by and among Lenco Mobile, Jetco Sub, Inc., Jetcast, Inc. and the stockholders of Jetcast, Inc. (the “Jetcast Merger Agreement”);

(d)   the breach of any covenant, agreement or undertaking made by Lenco Mobile, Lenco Media or Lenco Multimedia in this Agreement or in any of the Transaction Documents;

(e)   any fees, expenses or other payments incurred or owed by Lenco Mobile, Lenco Media or Lenco Multimedia to any brokers, financial advisors or any other persons retained or employed by or on behalf of Lenco Mobile, Lenco Media or Lenco Multimedia in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; and

(f)   any fraud, gross negligence, willful misconduct or bad faith of Lenco Mobile, Lenco Media or Lenco Multimedia in connection with this Agreement or any of the Transaction Documents.

The claims, liabilities, losses (including diminution in value of the Purchased Assets), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, tax deficiencies and taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Section 6, whether or not foreseeable, of Purchaser Indemnified Parties described in this Section 6.1 as to which Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

6.2   Indemnification Obligations of Holding Company and Purchaser. Holding Company and Purchaser (the “Purchaser Indemnifying Parties”) hereby agree to indemnify, defend and hold harmless Lenco Mobile, Lenco Media and Lenco Multimedia and their affiliates, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Lenco Indemnified Parties”) from, against and in respect of any and all claims, liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with any of the following:

(a)   the Assumed Liabilities;

(b)   the breach or inaccuracy of any representation or warranty made by Holding Company or Purchaser in this Agreement or in any of the Transaction Documents;

(c)   the breach of any covenant, agreement or undertaking made by Holding Company or Purchaser in this Agreement or in any of the Transaction Documents;

(d)   any fees, expenses or other payments incurred or owed by Holding Company or Purchaser to any brokers, financial advisors or other persons retained or employed by or on behalf of Holding Company or Purchaser in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; and

(e)   any fraud, willful misconduct or bad faith of Holding Company or Purchaser in connection with this Agreement or any of the Transaction Documents.

The claims, liabilities, losses, costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, tax deficiencies and taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Section 6, whether or not foreseeable, of the Lenco Indemnified Parties described in this Section 6.2 as to which the Lenco Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Lenco Losses.”

6.3   Indemnification Procedure.

(a)   Promptly after receipt by a Purchaser Indemnified Party or a Lenco Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any governmental entity) of any complaint or the commencement of any Proceeding (as defined below) with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Lenco Losses, as the case may be, such Indemnified Party shall notify the Purchaser Indemnifying Parties or Lenco Indemnifying Parties, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within ten days thereafter assuming full responsibility for any Purchaser Losses or Lenco Losses, as the case may be, resulting from such Proceeding, to assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. For purposes of this Section 6, “Proceeding” means actions, suits, claims, reviews, audits, investigations and legal, administrative or arbitration proceedings.

(b)   No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 6.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (A) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its affiliates.

(c)   In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 6.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 6.4 of this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 6, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, the Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

6.4   Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the date hereof and expire at 6:00 PM Pacific time eighteen months following the date hereof. Notwithstanding the foregoing, if, prior to the expiration of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

6.5   Indemnification Cap. The indemnification provided in Section 6 of this Agreement shall be limited to $3 million.

6.6   Exclusive Remedies. The remedies provided in this Agreement shall be the exclusive remedies of the Parties in respect of any matter arising out of or in connection with this Agreement and the Transaction Documents.

7.   Brokers. Each of the Parties represents that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of such transactions.

8.   Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute or claim arising out of or relating to this Agreement shall be brought or otherwise commenced only in state or federal court located in the County of Los Angeles, State of California, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding. The prevailing party shall be entitled to recover its costs from the opposing party, including reasonable attorney’s fees and costs, in any legal proceeding arising out of this Agreement.

9.   Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement will be made or shall be valid except with the prior written consent of the other Parties. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

10.   No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

11.   Entire Agreement; Amendment. This Agreement, its schedules and its exhibits constitute the entire agreement between the Parties and supersedes all prior negotiations, agreements and arrangements, whether oral or written, between them with respect to its subject matter. This Agreement may only be amended by the mutual written consent of the Parties.

12.   Further Assurances. Each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

13.   Transaction Costs. Each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

14.   Counterparts. This Agreement may be executed in multiple counterparts and may be delivered via facsimile, electronic mail in portable document format or other means intended to preserve the original graphical content of a signature. Any such counterpart shall constitute an original signature and all of which taken together shall constitute one and the same instrument.

[SIGNATURES FOLLOW ON THE NEXT PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

HOLDING COMPANY

MDMD Ventures, LLC, a California limited liability company

By: /s/ Michael Hill
Name: Michael Hill
Title: Managing Member

PURCHASER

RadioLoyalty, a California corporation

By: /s/ Michael Hill
Name: Michael Hill
Title: Chief Executive Officer

LENCO MOBILE

Lenco Mobile Inc., a Delaware corporation

By: /s/ Tom Banks
Name: Tom Banks
Title: Chief Financial Officer

LENCO MEDIA

Lenco Media Inc., a Nevada corporation

By: /s/ Tom Banks
Name: Tom Banks
Title: Chief Financial Officer

LENCO MULTIMEDIA

Lenco Multimedia Inc., a Nevada corporation

By: /s/ Tom Banks
Name: Tom Banks
Title: Chief Financial Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

The following schedules and exhibits are omitted from this filing in accordance with the requirements of Item 601(b)(2) in Regulation S-K:

Schedule 1.1 – Purchased Assets, Assumed Contracts and Assumed Liabilities
Schedule 2.4 – Third Party Consents
Exhibit A – General Release by Jetcast Founders
Exhibit B – Lenco Mobile Inc. Assignment and Assumption Agreement
Exhibit C – Lenco Media Inc. Assignment and Assumption Agreement
Exhibit D – Lenco Multimedia Inc. Assignment and Assumption Agreement

Lenco Mobile Inc. agrees to furnish a copy of any of the omitted schedules or exhibits to the Securities and Exchange Commission upon request.